Exhibit 4.13

Baidu Distributor Cooperation Contract

Party A: BAIDU (HONGKONG) LIMITED

Legal Representative: Xiang Hailong

Legal Address: RM 2201-03 22/F WORLD WIDE HOUSE 19 DES VOEUX ROAD CENTRAL HONG KONG

Contact: Li Yinyu

E-mail:

Party B: China Search (Asia) Ltd

Legal Representative: Xue Yongkang

Legal Address: 31/F, Prosperity Millennia Plaza, 663 King’s Road Quarry Bay, Hong Kong

Contact: Jon Chan

E-mail:

Party A is an information service provider duly established who provides network information services. Party B is a company duly established and validly existing and owns a good service system. Upon entrustment of the promotion clients (hereinafter referred to as the “Clients”), Party B needs the promotion services provided by Party A. With respect to relevant matters regarding Party B’s releases and promotions on Party A’s website (including Party A’s website and websites of Party A’s affiliates, pages or interfaces of Party A’ allied members, hereinafter referred to as the “Baidu Websites”), upon entrustment of the Clients, Party A and Party B, through friendly consultation, reach the following agreement and enter into this Contract in accordance with the principles of mutual benefit and joint development.

Note: The Parties confirm that this Contract has a collateral contract signed by Baidu Online Network Technology (Beijing) Co., Ltd. and Search Asia Technology (Shenzhen) Co., Ltd. The performance is calculated based on Party B’s actual consolidated consumption in two contracts. BAIDU (HONGKONG) LIMITED will pay rebates to China Search (Asia) Ltd.

1.	Term of Distribution Cooperation

1.1	This Contract is valid from January 1, 2017 to December 31, 2017 for a period of 12 months.

1.2	The Parties acknowledge and agree that Party A will authorize Party B, as a distributor of Party A, to promote Party A’s “Baidu Promotion” technical services (including the existing Baidu Promotion and its derivative services, hereinafter referred to as “Baidu Promotions”) to its final clients and to serve as Party A’s general agent in the regions including but not limited to Hong Kong, Macao, Taiwan, Singapore, and Europe. Party B shall not mislead the Clients in any express or implied manner into believing that Party B acts on behalf of Party A.

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2.	Rights and Obligations of Party A

2.1	Party A will open a “Regional Agent Management Account” of Baidu Promotions for Party B. The ownership of such management account belongs to Party A. If Party A withdraws the authority of regional agent from Party B for any reason (except that this Contract is no longer renewed upon expiration), Party B shall stop using the management account from the date of withdrawal of the authority.

2.2	Party A will issue an Authorization Certificate of Regional Agents with a limited period to Party B for Baidu Promotions.

2.3	Party A authorizes Party B to carry out marketing activities in the name of a regional agent of Baidu Promotions.

2.4	Party A has the right to refuse or modify the released contents which are unreal, illegal and contrary to sound social custom.

2.5	Party A undertakes to give priority for Party B to select channel space under the same conditions.

2.6	If Party B makes a written request, Party A will assist Party B to provide a real monitoring report after release of the promotions.

2.7	Party A will display Party B’s logo provided by Party B in the partner area on Party A’s website.

3.	Rights and Obligations of Party B

3.1	Party B shall apply for an independent “Baidu Promotion” account for each “Baidu Promotion” Client. The Client’s information shall be true and valid. Supporting documents of the Client to prove effective subject qualification and legitimate operation in related industries, such as business license, are also required. Party B will conduct daily management on its Clients, including account opening, top-up, renewal and contact.

3.2	Party B shall first check the qualifications and other materials and information of Clients it provides to Party A for Baidu Promotions, and shall assume independent and full responsibility for the authenticity, legality, validity and accuracy of all kinds of materials and information provided by it. At the same time, Party B shall warrant that the information provided to Party A is true and lawful, and that Party A’s use of such information will not infringe the legitimate rights and interests of any third party. If the above information is changed, Party A shall be notified immediately. Where Party A makes any compensation to netizens owing to fraud and other acts of the Clients developed by Party B, Party A has the right to recover the compensation from Party B.

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3.3	The Clients developed by Party B shall comply with the provisions of national laws and regulations and shall not violate Party A’s rules and regulations.

3.4	Party B shall actively expand sales business of online release. It shall sign the Online Promotion Service Contract and Online Release Service Contract with Party A five working days before commencement of the information release plan for each release, indicating the release form, time, location, content, price and other specific items, and provide Party A with such contracts and complete information required to release.

3.5	The release content provided by Party B shall be true and lawful, and shall not be fraudulent, deceive or mislead consumers, or violate laws and regulations of the People’s Republic of China, public morals and the legitimate interests of any third party. The contents and pictures to be released shall conform to relevant laws. Otherwise, Party A has the right to refuse false or illegal contents to be released, and Party B shall bear the legal liability arising from the released contents.

3.6	Party B is obligated to inform Party A of the feedback from its Clients in a timely manner so that Party A can give immediate response.

3.7	Party B shall promptly pay the fees for release services, calculation of which shall be subject to the provisions of Clause 4 (Payment Amount and Payment Term).

4.	Payment Amount and Payment Term

4.1	Party B shall make advance payment to top up its agent management account. Party B shall timely top up the account when the advance payment is less than RMB5000.

4.2	Release fees. Party B generally pays the release fees to Party A in accordance with the corresponding offer discount in the table below after accepting the Client’s entrustment of releasing online promotion on the website of Party A. The specific fee standard is subject to the Online Promotion Service Contract and Online Release Service Contract signed by the Parties for each release. Special product lines or special contracts which do not enjoy the preferential policies of this Contract shall be specified in the specific Online Promotion Service Contract and Online Release Service Contract.

4.3	Baidu distribution payment policy. Party B shall pay off the release fee corresponding to the Online Promotion Service Contract and Online Release Service Contract for each release before the settlement date set forth in such contracts.

4.4	If any agent fails to pay the release fee on time, Baidu may deduct the overdue amount from rebates or require Party B to pay liquidated damages at the daily rate of 0.02% of the overdue amount from the overdue payment date, and may require immediate implementation.

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5.	Product Incentives

5.1	Party B shall settle relevant release fees with Party A in accordance with the latest quotation issued by Party A and the corresponding discounts in the table below. The specific fee standard is subject to the Online Promotion Service Contract and Online Release Service Contract signed by the Parties for each release. Special product lines or special contracts which do not enjoy the preferential policies of this Contract shall be specified in the Online Promotion Service Contract and Online Release Service Contract.

5.2	With respect to *** products, their release amounts shall not be included in calculation of rebate proportion and no rebate shall be given to the distributors. Other products are subject to specific product policies.

5.3	The release amounts of advertisers held by Baidu (holding ratio ≥ 51%, the list of such advertisers is subject to confirmation by Baidu) shall be included in calculation of rebate proportion, but no rebate shall be given to the distributors.

5.4	If any advertiser releasing promotions through any distributor is identified by Baidu as committing business violations (including promotion violations, cross-regional violations and framework violations) in 2017, the consumption of such advertiser shall not be included in calculation of rebate proportion and no rebate shall be given to the distributor. If there is any rebate paid before determination of the violation, the rebate shall be recovered. Moreover, performance penalties shall be imposed according to the following rules:

(1)	Serious Class A violation: double the performance penalty based on the rebate that the distributor can enjoy according to these policies. The penalty limit is 1 time of the total consumption of the violating advertiser for the current term.

(2)	Non-serious Class A violation: impose the performance penalty based on the rebate that the distributor can enjoy according to these policies. The penalty limit is the performance amount determined by Baidu.

(3)	When the compliance performance of the distributor is not enough to offset the performance penalty, the distributor’s rebate will be deducted. If the rebate is also not enough, the distributor shall make up the amount in cash. If the distributor fails to do so, its distributor qualification will be canceled.

(4)	It shall be determined by Baidu whether any act constitutes the violation abovementioned.

5.5	Release by advertisers in the *** industry will not be included in calculation of rebate proportion and no rebate will be given to the distributors.

5.6	No release amounts of related advertisers under the overall framework of *** in Key Account Sales Department of Baidu shall be included in the rebate base of the distributors.

5.7	The rebates shall only apply to overseas key distributors signing the distributor contract with Baidu. Where overseas key distributors develop and sign any agreement with secondary distributors according to their own business needs, no rebate will be given to such overseas key distributors with respect to consumption of the advertisers of the secondary distributors.

***	Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

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5.8	KA overseas distributors shall develop advertisers in accordance with the overseas business development rules of Baidu.

6.	Exclusivity

If Party B represents any product of any company other than Baidu, it shall obtain prior consent of Baidu and file a record with Baidu. Where Party B breaches this Clause 6, Party A shall have the right to cancel Party B’s qualification of regional agent at any time and to recover the Authorization Certificate without assuming any liability for breach of contract or for compensation.

*** If Party B breaches this Clause 6, Party A shall have the right to cancel Party B’s qualification of regional agent at any time and to recover the Authorization Certificate without assuming any liability for breach of contract or for compensation.

7.	Distributor Rebate System

7.1	P4P product rebate. The rebate proportion that Party B can enjoy within the term of this Contract for promotion service of P4P products is ***% and will be achieved through the management account. The standard rebate will be automatically added to Party B’s Agent Management Account of Baidu Promotions, which can only be used for transfer and cannot be withdrawn in cash. Party B will not receive other discounts during transfer. The P4P products involved in such rebate are subject to the agreement with Baidu.

7.2	Party B will enjoy ***% discount (hereinafter referred to as “Standard Discount”) on the products in the non-search category with open and standard quotation during the term of this Contract. The specific open and standard price and products that enjoy discounts are subject to those published by Party A;

7.3	Rebate for completion of the quarterly task.

7.3.1	Baidu will issue quarterly assessment tasks to distributors on a quarterly basis and give corresponding rebate for completion of the quarterly task according to the completion status of the distributor quarterly assessment task. Rebate for completion of the quarterly task = rebate base * rebate ratio for completion of the quarterly task * rebate coefficient for completion of the quarterly task.

***	Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

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Quarterly Task Rebate
Ratio for Completion of the Quarterly Task (T)	Rebate Ratio for Completion of the Quarterly Task
***%>T≥***%	***%
T≥***%	***%

(1)	Quarterly task and quarterly task completion assessment shall be calculated based on the operating income of Baidu.

(2)	Rebate calculation and payment are subject to the financial income of Baidu.

7.3.2	Rebate coefficient for completion of the quarterly task is set according to the gradient of completion status of the distributor quarterly task as follows:

Rebate Gradient Table of Completion Status of Quarterly Task
Task Completion Ratio	Quarterly Rebate Coefficient
***%>T	***
***%>T≥***%	***
T≥***%	***

7.4	Conditions for calculation of the rebate amount. Party A will conduct quarterly assessment on Party B according to the natural quarter during the term of this Contract. The assessment criteria are subject to the Key Distributor Incentive Policy of Key Account Sales Department (Overseas Distributors) 2017.

7.4.1	The amount credited to the rebate shall be paid within the payment period specified in the Online Promotion Service Contract and Network Distribution Service Contract for each release.

7.4.2	The amount credited to the rebate shall be the amount specified in the Online Promotion Service Contract and Network Distribution Service Contract for each release which is received and recognized as income.

7.4.3	The base for calculating the rebate is determined in accordance with the provisions of Clause 7.6 and Clause 7.7 hereof.

***	Indicate that certain information contained herein has been omitted. Confidential treatment has been requested with respect to the omitted portions.

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7.5	Calculation method for the base of quarterly rebate. Baidu shall confirm the income of Baidu for the last quarter in accordance with the entrusted release of the distributors on Baidu website or other websites agreed by the parties and the accounting standards of China and the United States at the end of this quarter, calculate the rebate according to the quarterly income and the received payment, and pay the rebate after receipt of payment.

7.6	Calculation method for the base of annual rebate. Baidu shall confirm the income of Baidu in 2017 in accordance with the entrusted release of the distributors on Baidu website or other websites agreed by the parties and the accounting standards of China and the United States at the end of the first quarter of 2018, calculate the rebate according to the annual income and the received payment and pay the rebate after receipt of payment.

7.7	The rebate amount will be paid by bank transfer. The distributors enjoying a rebate or special discount shall issue a special VAT invoice in advance with the equivalent amount. When the rebate is used to deduct the release amount or the frame deposit, the distributor shall also issue a special VAT invoice with the equivalent amount.

8.	Others

8.1	The quarterly rebate shall be paid in the form of bank telegraphic transfer within one month after settlement of the Parties. The distributor receiving the rebate shall issue an invoice with equal amount.

8.2	Baidu reserves the right of final interpretation and the discretion on these distributor management rules.

8.3	Baidu has the right to modify the management rules at any time as needed, provided that it shall notify the distributor. The modification has no retroactivity.

9.	Selection Mechanism and Penalties for Violations

9.1	Distributor selection mechanism. Baidu has the right to eliminate the distributors meeting the following circumstances to protect the core competitiveness of overseas distributors and maintain the sustainability of Baidu overseas business. The overseas distributors eliminated shall not re-apply to become overseas distributors for two quarters.

(1)	The overseas distributor fails to complete quarterly tasks for two consecutive quarters, and the task completion rate is less than 90%.

(2)	The overseas distributor has significant irregularities in any quarter, including but not limited to low price competition, development or transfer in violation of relevant provisions, advertisers’ service complaints and spread of views adverse to Baidu.

(3)	The overseas distributor delays in payment of fees for several times, delays in payment of any single fee for more than 30 days, delays in return of any contract, or otherwise violates Baidu’s financial system, thus impairing Baidu’s normal operation.

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9.2	Penalties for Distributor Violations. Where any distributor commits any of (but not limited to) the following violations:

(1)	The distributor does not comply with the confidentiality provisions of this Contract;

(2)	The distributor spreads false information against Baidu and other competitors; or

(3)	The distributor delays in paying any due amount,

Baidu has the right to take any one or more of the following measures, depending on the severity of the violation:

(1)	Warning;

(2)	Reducing Rebates;

(3)	Cancelling Rebates;

(4)	Cancelling the distributor’s qualification;

(5)	Stopping release of promotions; or

(6)	Require payment of liquidated damages.

The distributors shall continue to perform the payment obligations in accordance with the Online Promotion Service Contract and Online Release Service Contract for each release even Baidu takes the above measures.

10.	Termination of Contract

10.1	Either Party may inform the other Party 3 months in advance to early terminate this Contract, which, however, shall not affect any Online Promotion Service Contract and Online Release Service Contract that are already signed by the Parties and have taken effect.

10.2	Where either Party enters the bankruptcy application or liquidation procedure and the other Party notifies early termination of this Contract, this Contract shall be terminated.

10.3	Where either Party is divided or merges with any other company, the company succeeding the rights and obligations of the Party shall continue to perform this Contract.

10.4	When the Parties fulfill the obligations herein, this Contract shall terminate automatically.

11.	Confidentiality

11.1	The Parties shall keep strictly confidential the trade secrets and technical information of the other Party known in the performance of this Contract and shall not disclose them to any third party without the consent of the other Party.

11.2	The Parties shall keep confidential the rebate policies set forth herein.

11.3	The Parties shall procure their respective employees to fulfill the above obligations.

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11.4	The obligations in this Clause 11 shall survive the invalidity, rescission, early termination, cancellation or unenforceability of this Contract.

12.	Dispute Resolution

12.1	Party A and Party B shall settle any matters not covered by this Contract through consultation and shall sign a supplementary contract to this Contract. The supplementary contract shall take effect after the Parties seal it and shall have the same legal effect as this Contract.

12.2	Party A and Party B shall resolve any disputes arising from performance of this Contract through consultation. If the consultation fails, either Party can file a lawsuit to the competent people’s court at the place of Party A.

12.3	The signing, performance, interpretation and dispute resolution of this Contract shall be governed by the laws, regulations and rules of the People’s Republic of China.

13.	Validity of Contract

13.1	This Contract is made in duplicate with each party holding one. All counterparts have the same legal effect.

13.2	This Contract shall become effective when the representatives of the Parties affix it with their contract seals or common seals. If the commencement date of the cooperation set forth in this Contract is earlier than the effective date of this Contract, the rights and obligations shall be performed from the commencement date of the cooperation according to this Contract.

13.3	If any provision of this Contract conflicts with existing laws and regulations, the Parties may amend it without affecting the overall validity of this Contract.

13.4	If this Contract terminates after it is fully performed, it shall not affect either Party’s right to seek liabilities to be borne by the other Party in accordance with relevant provisions of this Contract.

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(Signature page of Baidu Distributor Cooperation Contract)

Party A:	Party B:

(Company seal: /s/ BAIDU (HONGKONG) LIMITED)	(Company seal: /s/ China Search (Asia) Ltd)

/s/ Wing Hong Sammy Hsieh

Date: February 9, 2018	Date: February 9, 2018

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